SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C 20549

                                 Schedule 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                          STRATUS SERVICES GROUP, INC.
                          ----------------------------
                                (Name of Issuer)


                          COMMON STOCK, $0.04 par value
                          -----------------------------
                         (Title of Class of Securities)


                                    863170304
                                    ---------
                                 (CUSIP Number)


                                January 16, 2007
                                ----------------
              (Date of Event which Requires Filing This Statement)

         Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed.

         |_|        Rule 13d-1(b)
         |X|        Rule 13d-1(c)
         |_|        Rule 13d-1(d)

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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

                                 Schedule 13G/A

CUSIP No. 863170304
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON

        Bernard Freedman
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

        (a) |_|
        (b) |_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER:

                                    2,000,000
                           -----------------------------------------------------
     NUMBER OF             6.       SHARED VOTING POWER:
      SHARES
   BENEFICIALLY                     5,415,000
     OWNED BY              -----------------------------------------------------
  EACH REPORTING           7.       SOLE DISPOSITIVE POWER:
   PERSON WITH
                                    2,000,000
                           -----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER:

                                    5,415,000
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,415,000
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         |_|
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         11.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------


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

Item 1(a)    Name of Issuer:  Stratus Services Group, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:
             149 Avenue of the Commons, Suite 4
             Shrewsbury, NJ  07702

Item 2(a)    Name of Person Filing:   Bernard Freedman

Item 2(b)    Address:  12663 Promentory Road, Los Angeles, California 90049

Item 2(c)    Citizenship:      U.S.A.

Item 2(d)    Title of Class of Securities:  Common Stock, $0.04 par value

Item 2(e)    CUSIP Number:  863170304

Item 3       Statement filed Pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or
             (c):  Not applicable.

Item 4(a)    Amount Beneficially Owned:  7,415,000 shares Common Stock

Item 4(b) Percent of Class: 11.5%, based on 64,479,756 shares outstanding on December 28, 2006, as reported in the Issuer's Form 10-K for the year ended September 30, 2006, filed with the SEC on January 9, 2007.

Item 4(c) For information regarding the number of shares as to which the reporting person has voting and dispositive power as of the date hereof, see Items 5 through 8 of page 2, which are incorporated herein by this reference.

Item 5       Ownership of Five Percent or Less of a Class:  Not applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person:
             Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person: Not Applicable

Item 8       Identification and Classification of Members of the Group:
             Not Applicable

Item 9       Notice of Dissolution of Group:  Not Applicable

Item 10 Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 1, 2007                    /s/ Bernard Freedman
                                                     --------------------
                                                     Bernard Freedman


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